Exhibit (g)(3)

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment TO CUSTODIAN AGREEMENT (this “Amendment”) is dated as of March 7, 2024 by and between BBH TRUST a Delaware statutory trust (the “Fund”), and Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York (“BBH&Co.”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. entered into a Custodian Agreement dated as of February 1, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”).

Whereas, the Fund and BBH&Co. desire to make certain modifications to the terms of the Agreement as further detailed herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement

The Agreement is hereby amended by adding at the end of Section 12, the following two (2) new provisions:

12.10 Data Security. BBH&Co. agrees to maintain a comprehensive information security program (“CISP”) in compliance with Section 500.02 of the New York State Department of Financial Services Cybersecurity Requirements for Financial Services Companies which is reasonably designed (a) to protect the Fund’s data that is in BBH&Co.’s possession from unauthorized access by third parties and (b) to prevent the introduction of any computer code or instructions that may disrupt, damage, or interfere with the Fund’s use of BBH&Co.’s respective computer and/or telecommunications facilities (e.g., malicious code or viruses), or that may allow for access bypassing any security features, and to periodically review and reasonably update the CISP in response to identified cybersecurity threats.  Without limiting the foregoing, on an annual basis BBH&Co. shall conduct penetration testing of selected BBH&Co. networks and systems in accordance with the CISP, and BBH&Co. employees shall receive training on BBH&Co.’s data security policies and procedures and then be required to attest to their understanding of such policies and procedures.

12.11. Business Continuity. Without prejudice to the provisions of Section 9.1.1 (Force Majeure) of this Agreement, BBH&Co. will maintain a business continuity plan that is reasonably designed for (but does not guarantee) the resumption of BBH’s provision of the services hereunder within forty-eight (48) hours following any event which prevents BBH&Co. from providing such services (the “BCP Plan”).  BBH&Co. will conduct a test of significant components of its BCP Plan not less frequently than annually.  At the Fund’s request, BBH&Co. will meet with the Fund on an annual basis to provide details about the BCP Plan and test results and to answer the Fund’s questions about the same.

B.	Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO.		BBH TRUST

By:	/s/ Elizabeth Prickett	By:	/s/ Daniel Greifenkamp
Name:	Elizabeth Prickett	Name:	Daniel Greifenkamp
Title:	Principal	Title:	President

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